Exhibit 4.3

AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE ISSUED ON MAY 31, 2019

THIS AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE ISSUED ON MAY 31, 2019 (the “Amendment”) is made effective as of August 2, 2019, by and between Imaging3, Inc., a Delaware corporation (the “Company”), and Auctus Fund, LLC, a Delaware limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain convertible promissory note originally issued by the Company to the Holder on May 31, 2019, in the original principal amount of $600,000.00 (as amended from time to time, the “Note”); and

B. The Company and the Holder desire to consummate a second tranche of $222,750.00 under the Note to be added to the Note on August 2, 2019.

C. The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The principal balance of the Note shall be increased by $222,750.00 to reflect the addition of a second tranche of $222,750.00 under the Note, which the Holder will fund in cash to the Company on or around the date hereof as provided in the disbursement authorization attached hereto as Exhibit A.

2. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Imaging3, Inc.		Auctus Fund, LLC

By:	/s/ Bradley Yourist	By:	/s/ Lou Posner
Name:	Bradley Yourist	Name:	Lou Posner
Title:	Chief Executive Officer	Title:	Managing Director

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Exhibit A

1. $200,000.00 to Imaging3, Inc.:

Account Name:	Imaging3, Inc.

Account Address:	10866 Wilshire Blvd., Suite 225, Los Angeles, CA 90024

ABA Routing Number:	121000358

Account Number:	325024803531

Bank Name:	Bank of America

Bank Address:	222 Broadway, New York, NY 10038

2. $2,750.00 to Anthony L.G., PLLC for the Holder’s legal fees:

Account Name:	Anthony L.G., PLLC, Operating Account

Account Address:	625 N. Flagler Drive, Suite 600, West Palm Beach, FL 33401

ABA Routing Number:	021000021

Account Number:	201306179

Bank Name:	Chase Bank

Bank Address:	270 Park Avenue, New York, NY 10017

3. $20,000.00 to Auctus Fund Management, LLC to cover the Holder’s due diligence and monitoring costs:

Account Name:	Auctus Fund Management, LLC

Account Address:	545 Boylston Street, 2nd Floor, Boston, MA 02116

ABA Routing Number:	011500120

Account Number:	1338442314

Bank Name:	Citizens Bank

Bank Address:	1 Exchange Place 53 State Street Boston, MA 02109

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